Exhibit 4.3
DEAN HELLER
Secretary of State
2067 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz
Entity #
C19663-2004
Document Number:
20050091861-42
Date filed:
3/30/2005     11:43:06 AM

Amendment to
Certificate of Designation
After Issuance of Class or Series
(Pursuant to NRS 78.1955)

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 — After Issuance of Class or Series)
1.	Name of corporation:

ESPRE SOLUTIONS, INC.

2.	Stockholder approval pursuant to statute has been obtained.

3.	The class or series of stock being amended:

Series A Cumulative Convertible Preferred Stock

4.	By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
1.	Designation and Amount. The shares of such series shall be designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 5,000,000. Such number of shares may be increased or decreased from time-to-time by resolution of the Board of Directors; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.
Continued on attached pages.
3.	Effective date of filing (optional):

4.	Officer Signature: /s/ Peter Ianace Peter Ianace, President

CONTINUATION OF
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
OF
ESPRE SOLUTIONS, INC.
     2. Certain Definitions. For the purposes of the Amended and Restated Certificate of Designation, Preferences and Rights which embodies this resolution, unless the content otherwise requires, capitalized terms used and not otherwise defined in such Amended and Restated Certificate of Designation, Preferences and Rights shall have the following meaning (with terms defined in the singular having comparable meanings when used in the plural):
          “Additional Shares of Common Stock” shall mean all shares (including treasury shares) of common stock issued or sold by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than (i) shares of common stock issued upon conversion of the Series A Preferred Stock or (ii) shares of common stock issued concurrently with the issuance of the Series A Preferred Stock.
          “Business Day” shall mean any day on which banks are open for business in Plano, Texas (other than a Saturday or Sunday), provided that any reference to “days” (unless Business Days are specified) shall mean calendar days.
          “Commission” shall mean the Securities and Exchange Commission or any successor federal agency having similar powers.
          “Common Stock” shall mean the common stock of the Company, par value $.001 per share, and any stock into which such stock shall have been converted or changed or any stock resulting from any reclassification of such stock and all other stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.
          “Company” shall mean Espre Solutions, Inc., a Nevada corporation.
          “Conversion Rate” shall initially be one (1) share of Common Stock for each share of Series A Preferred Stock. The Conversion Rate, in effect for the prior sentence, shall be adjusted and readjusted from time-to-time as provided in Section 6 and, so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required pursuant to Section 6.

          “Convertible Security” shall mean with respect to the Company any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Holder” shall mean a holder of the Series A Preferred Stock.
          “Liquidation Value” shall mean, as of any date, an amount equal to $.20 per share of Series A Preferred Stock (as appropriately adjusted for any subdivision or combination of Series A Preferred Stock) plus an amount equal to all dividends (whether or not declared) accrued and unpaid to such date on the Series A Preferred Stock.
          “Major Decision” shall mean the decision (whether at a meeting or by written consent) of the Board of Directors of the Company to do any of the following:
               (a) To create, by reclassification or otherwise, any class or series of stock ranking prior to or on a parity with the Series A Preferred Stock either as to dividends or upon liquidation, dissolution or winding up;
               (b) To approve any merger, consolidation or compulsory share exchange of the Company with or into any entity;
               (c) To issue any Additional Shares of Common Stock or any Convertible Securities or any Options with respect to any of the foregoing, except for Options granted to employees of the Company with the approval of the full Board of Directors or any compensation committee of the Board of Directors; or
               (d) To amend, alter or repeal any of the provisions of the Certificate of Designation, Preferences and Rights that embodies this resolution.
          “Options” shall mean rights, options or warrants subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.
          “Other Securities” shall mean, when referring to the Company, any stock (other than Company Common Stock) and any other securities of the Company or any other Person (corporate or otherwise) which the holder of Series A Preferred Stock shall at any time be entitled to receive, or shall have received, upon conversion of Series A Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.
          “Securities Act” shall mean the Securities Act of 1933, as amended.

          “Series A Conversion Date” shall have the meaning set forth in Section 6(c).
          “Series A Preferred Stock” shall have the meaning specified in Section 1.
          “Underlying Common Stock” shall mean the shares of Common Stock into which the Series A Preferred Stock is convertible.
     3. Dividends and Distributions.
          (a) Dividend Amounts and Payment Dates. Commencing for the fiscal year which began January 1, 2005, the Holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock of the Company and of any other capital stock of the Company ranking junior to the Series A Preferred Stock as to payment or dividends, shall be entitled to receive, as permitted by Nevada Revised Statutes Sections 78.215 and 78.288, as amended, a common stock dividend of .096 shares of Common Stock per annum for each share of Preferred Stock, payable monthly on the first day of each calendar month.
          (b) Supersession of Prior Dividend Rights. The rights vested in holders Of Series A Preferred Stock pursuant to this Section 3 shall supersede all prior rights that such holders may have had to preference dividends, all of which rights shall be null and void ab initio.
     4. Voting Rights. The Holders of shares of Series A Preferred Stock shall have the following voting rights:
          (a) Number of Votes; Voting with Common Stock. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to one (1) vote for each share of Series A Preferred Stock held at the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, or by the provisions of the following subsections of this Section 4, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.
          (b) Adverse Effects. The Company shall not amend, alter or repeal the preferences, rights, powers or other terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock or the Holders without the written consent or affirmative vote of at least 66-2/3% of the Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of preferred stock which is on a parity with or has preference or priority over the Series A Preferred Stock as to the right to receive either dividends, amounts distributable upon liquidation, dissolution or winding up of the Company, or upon a sale or a merger of the Company, shall be deemed to affect adversely the Series A Preferred Stock.
          (c) Mergers, etc. The consent of the Holders of not less than 66-2/3% of the outstanding Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders called for the purpose, shall be necessary for the Company to sell all or substantially all of the Company’s assets or effect any merger, consolidation, share exchange or similar transaction to which the Company is a party, or to enter into any other transaction resulting in the acquisition of a majority of the then outstanding voting stock of the Company by another corporation or entity.
          (d) Other Major Decisions. The consent of Holders of not less than 66-2/3% of the outstanding Series A Preferred Stock, voting separately or as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders called for the purpose, shall be necessary for the Company to approve any Major Decision of the Company.
     5. Certain Restrictions.
          (a) Prohibition on Payment of Dividends in Respect of Other Capital Stock. Whenever dividends payable on shares of Series A Preferred Stock as provided in Section 3 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, have been paid in full, the Company shall not (i) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock or (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all capital stock ranking on a parity with the Series A Preferred Stock and on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled.
          (b) Prohibition on Redemption of Capital Stock. Whenever dividends payable on shares of the Series A Preferred Stock as provided in Section 3 hereof are in arrears, thereafter and until all accrued and unpaid dividends, whether or not declared, on the outstanding shares of each series of the Series A Preferred Stock shall have been paid in full, the Company shall not (i) redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking (either as to dividends or upon liquidation, dissolution or winding up) junior to, or on a parity with, the Series A Preferred Stock or (ii) redeem or purchase or otherwise acquire for consideration any shares of the Series A Preferred Stock.

     6. Optional Conversion. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of Series A Preferred Stock into shares of Common Stock (the “Conversion Rights”):
          (a) Voluntary Conversion. Each share of the Series A Preferred Stock may, at the option of the holder, be converted into one (1) fully paid and non-assessable shares of Common Stock.
          (b) Exercise of Conversion Privilege. To exercise its privilege, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the “Series A Conversion Date.” As promptly as practicable after the Series A Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 6(b), cash in the amount of all unpaid dividends due but not paid under Section 3 (whether or not declared) on such shares of Series A Preferred Stock up to and including the Series A Conversion Date, and cash, as provided in Section 6(c), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series A Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
          (c) Cash in Lieu of Fractional Shares. No fractional shares of Common stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock (provided, nonetheless, that fractional shares shall be payable as a dividend to holders of Series A Preferred Stock), but the Company shall pay to the holders of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the board of directors) at the close of business on the Series A Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.
          (d) Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the shares of Series A Preferred Stock that were not converted.
          (e) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time-to-time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (f) Termination of Rights on Conversion. All shares of Series A Preferred Stock surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock and cash in lieu of fractional shares in exchange therefor, and also the right of the holders to receive dividends due but not paid (whether or not declared) under Section 3. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Company may from time-to-time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Preferred Stock accordingly.
          (g) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, share exchange or sale of assets for below), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (h) Adjustment for Merger or Reorganization, etc. In case of any consolidation, merger or share exchange of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation to which the holders of Series A Preferred Stock shall have consented in accordance with Section 4 hereof, then each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series A Preferred Stock Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.
          (i) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.
          (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Rate then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all stock certificate representing Series A Preferred Stock, if the same shall reflect the initial or any subsequent Conversion Rate, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, Preferences and Rights which shall control.

          (k) Notice to Shareholders. If:
               (1) the Company shall declare a dividend (or any other distribution) on its Common Stock; or
               (2) the Company shall declare a special nonrecurring cash dividend or a redemption of its Common Stock; or
               (3) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or
               (4) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or
               (5) the Company shall authorize the voluntary or involuntary dissolution, Liquidation or winding-up of the affairs of the Company;
               Then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last address as they shall appear upon the stock books of the Company, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.
          (l) Curative Provision. If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company’s capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least thirty (30) calendar days prior to the effective date of such action, and an appraiser selected by the holders of a majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 6) of the Series A Preferred Stock Conversion Rate (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such appraiser, shall have the right to select an additional appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be.
          (m) No Share Certificate Required. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the per share market value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.
          (n) Issuance Taxes. The issuance of certificates for shares of Common Stock on any conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
          (o) Conversion Notices. Each Holder conversion notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Any such notice shall be deemed given and effective upon the earliest to occur of (i) if such conversion notice is delivered via facsimile prior to 4:30 P.M. (Plano, Texas Time) to the Company’s facsimile number, (ii) five days after deposit in the United States mails, or (iii) upon actual receipt by the party to whom such notice is required to be given.

          (p) Prohibition of Certain Actions. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may reasonably be requested by the Holder in order to protect the conversion privilege of such Holder against dilution or other impairment, consistent with the tenor and purpose of this Section 6. Without limiting the generality of the foregoing, the Company (A) will not increase the par value of any shares of any series of Common Stock receivable above the par value of the Series A Preferred Stock then in effect, (B) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of all Series A Preferred Stock from time to time outstanding, (C) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock or Other Securities issuable after the action upon the conversion of all shares of Series A Preferred Stock would exceed the total number of shares of Common Stock or Other Securities then authorized by the Company’s Articles of Incorporation and available for the purpose of issue upon such conversion, and (D) will not issue any capital stock of any class which has the right to more than one vote per share or any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless the rights of the holders thereof shall be limited to a fixed sum or percentage (or floating rate related to market yields) of par value or stated value in respect of participation in dividends and a fixed sum or percentage of par value or stated value in any such distribution of assets.
     7. Sinking Fund. There shall be no sinking fund for the payment of dividends or liquidation preference on Series A Preferred Stock or the redemption of any shares thereof.
     8. No Mandatory Redemption or Conversion. The Series A Preferred Stock is not subject to mandatory redemption or conversion by the Company.

     9. Liquidation, Dissolution or Winding Up.
          (a) Liquidation Preference. Except as provided in Section 9(b), upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of capital stock of the Company ranking junior (upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the Holder of shares of Series A Preferred Stock shall have received an amount equal to the Liquidation Value for all outstanding shares of Series A Preferred Stock or (ii) if such parity shares have been authorized and issued, to the holders of shares of capital stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
          (b) Insolvency. If the Company shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, or trustee (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, or trustee (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and on account of any such event the Company shall liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of capital stock of the Company ranking junior (upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the Holder of shares of Series A Preferred Stock shall have received an amount equal to the Liquidation Value for all outstanding shares of Series A Preferred Stock to the date of such payment, or (ii) to the holders of shares of capital stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
          (c) Business Combinations. Neither the consolidation, merger or other business combination of the Company with or into any other Person or Persons nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 9.

     11. Preference on Acquisition or Merger. Upon any merger of the Company with another company in which the Company is not the surviving corporation or the sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions of which more than fifty percent (50%) of the voting power of the Company is disposed of, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the proceeds of any such sale, conveyance, disposition, merger, or change of control a preference of $.40 per share of the proceeds of any such transaction or event. For purposes of this Section 11, the term “proceeds” shall include cash, securities, deferred or contingent compensation, options for the purchase of stock, notes, obligations, and any other consideration received or receivable by the Company, whether directly or indirectly in consideration of any such transaction. The term “consideration” shall be broadly defined and applied, and accordingly the consideration subject to the preference set forth in this Section 11 shall not be confined only to the events specifically set forth herein, but shall include any like event or events, transaction, or series of transactions which shall have the same or similar intention or effect as those specifically enumerated herein.
     12. Piggyback Registration Rights.
          (a) Holders’ Registration Rights. If the Company proposes to register any of its securities or the securities of any its shareholders under the Securities Act (other than in connection with a merger on Form S-4, or pursuant to Form S-8 or other another comparable form), the Holders shall have the right to require the Company to register for sale in such registration statement all of their Underlying Common Stock, and in such event the Company shall immediately give written notice to the Holders of its intention to effect such registration and of the Holders’ rights under such proposed registration. Upon the request of a Holder delivered to the Company within twenty (20) days after the Company’s giving of such notice, which request shall specify the number of shares of Common Stock (being up to that number of shares of Underlying Common Stock issuable to the Holder upon conversion of the Holder’s Series A Preferred Stock) intended to be sold by the Holder. If the Company shall determine for any reason not to register or to delay the registration of its securities or the securities of another Holder which it may do at its sole election, the Company may give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Common Stock issued or issuable to any such Holder.
          (b) Underwritten Offerings. If the registration relates to an underwritten offering and the managing underwriter in such underwritten offering shall advise the Company that it declines to include a portion or all of the Underlying Common Stock, then the registration of a portion of the underlying Common Stock of such Holders shall be excluded if such portion is allocated among the Holders and any other selling securityholders and any other selling securityholders in proportion to the respective number of securities to be registered by the Holders and other selling securityholders. In such event the Company shall give the Holders prompt notice of the number of shares of Underlying Common Stock excluded.
          (c) Acceptance of Underwriting Arrangements. It should be a condition of the Holders’ participation in a registration statement under this Section 12 which relates to an underwritten public offering that each of the Holders agrees to sell the Holder’s underlying Common Stock on the basis provided in the underwriting arrangements agreed to by the Company and the managing underwriter of such offering.
          (d) Registration. In connection with each registration statement filed pursuant to this Certificate of Designation, Preferences and Rights, the Company agrees to:
               (1) prepare and file with the Commission a registration statement and shall use its best efforts to cause such registration statement to become effective and remain effective for one (1) year or until all the underlying Common Stock are sold (whichever is shorter) or become capable of being publicly sold without registration under the Securities Act.
               (2) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever the Holder shall desire to sell or otherwise dispose of the same;
               (3) furnish to the Holder such numbers of copies of a summary prospectus or other prospectus, including a preliminary prospectus or any amendment or supplement to any prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Holder may reasonably request in order to facilitate the public sale or other disposition of the securities owned by the Holder;
               (4) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as a Holder shall request, and do any and all other acts and things which may be necessary or advisable to enable the Holder to consummate the public sale or other disposition in such jurisdictions of the securities owned by the Holder, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process;
               (5) use its best efforts to list such securities on any securities exchange or national quotation system on which any securities of the Company are then listed or quoted;

               (6) enter into and perform its obligations under an underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering;
               (7) notify the Holders, at any time when a prospectus relating to such registration statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and
               (8) take such other actions as shall be reasonably requested by the Holders to facilitate the registration and sale of the Underlying Common Stock.
          (e) Conversion. A Holder’s written notice delivered to the Company under subsection (a) of its election shall require, among other things, that the Company convert the requisite number of shares of Series A Preferred Stock, without any further action of the Holder, upon the effective date of the registration statement; provided, however, that any such election and conversion shall be void if the Company does not proceed to file and have declared effective the subject registration statement or, if less than all of the underlying shares of any Holder are registered, then as to those shares which are not registered for sale.
     13. Miscellaneous Provisions.
          (a) Stock to be Reserved. The Company will at all times reserve and keep available out of the authorized Common Stock, solely for the purpose of issue upon conversion of Series A Preferred Stock as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred Stock (called herein the “Underlying Common Stock”), and the Company will maintain at all times all other rights and privileges sufficient to enable it to fulfill all its obligations hereunder. The Company covenants that all shares of the Underlying Common Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Company or any other Person, and free from all taxes, liens and charges with respect to the issue thereof (not including any income taxes payable by the holders of Series A Preferred Stock being converted in respect of gains thereon). The Company will take all such action as may be necessary to assure that such shares of the Common Stock may be so issued without violation of any applicable law or regulation, or of any applicable requirements of the National Association of Securities Dealers, Inc., and of any domestic securities exchange upon which the Common Stock may be listed.

          (b) Registration of Common Stock. If any shares of Common Stock required to be reserved for purposes of the conversion of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon the conversion thereof, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be. At any such time as the Common Stock is listed on any national securities exchange or quoted by the Nasdaq National Market or any successor thereto or any comparable system, the Company will, at its expense, obtain promptly and maintain the approval for listing on each such exchange or quoting by the Nasdaq National Market or such successor thereto or comparable system, upon official notice of issuance, the shares of the Common Stock issuable upon conversion of the then outstanding Series A Preferred Stock and maintain the listing or quoting of such shares after their issuance so long as the Common Stock is so listed or quoted; and the Company will also cause to be so listed or quoted, will register under the Exchange Act, and will maintain such listing or quoting of, any Other Securities that at any time are issuable upon conversion of the Series A Preferred Stock, if and at the time that any securities of the same class shall be listed on such national securities exchange by the Company.
          (c) Issue Tax. The issuance of certificates for shares of the Common Stock upon conversion of any shares of Series A Preferred Stock shall be made without charge to the Holder thereof for any issuance tax in respect thereto.
          (d) Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any share of the Common Stock issued or issuable upon the conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.
          (e) Ranking. For purposes of the Certificate of Designation, Preferences and Rights embodying this resolution, any stock of any class or series of the Company shall be deemed to rank:
               (1) prior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holder f shares of the Series A Preferred Stock;
               (2) on a parity basis with shares of the Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the Holder of shares of the Series A Preferred Stock; and junior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, if such class or series shall be the Common Stock of the Company or if the Holder of the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or series.
          (f) Headings of Subdivisions. The headings of the various Sections and other subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
          (g) Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereon set forth in the Certificate of Designation, Preferences and Rights embodying this resolution is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon set forth therein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereon unless so expressed herein.